Exhibit 23.1

Consent of independent aCCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-271648) and the Registration Statement on Form S-8 (File No. 333-271778) of Tenon Medical, Inc. (the “Company”) of our report dated March 29, 2024, with respect to the consolidated financial statements of the Company included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP

Irvine, California

March 29, 2024